EXHIBIT 10.1

AMENDMENT NO. 1
TO
STOCK PURCHASE AGREEMENT

This Amendment to the Stock Purchase Agreement dated as of May 29, 2002 (the “Agreement”) by and between FedFirst Exchange Corporation, a Pennsylvania corporation (the “Buyer”), and Richard B. Boyer (the “Shareholder”) is made and entered into as of April 14, 2014.

WHEREAS, in accordance with Section 12.10 of the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions contained herein, the parties hereby agree as follows:

1.       The definition of “Agreement Price” in Section 11.1 is hereby amended and restated to read in its entirety as follows:

“Agreement Price” means an amount equal to the sum of (i) two hundred percent (200%) of twenty percent (20%) of the Company’s gross revenues from sales commissions earned for the twelve (12) calendar month period immediately preceding the month in which a Triggering Event occurs, as determined by the application of generally accepted accounting principles, (ii) the amount of the Deferred Payment, and (iii) interest on the Deferred Payment calculated at a rate of four percent (4%) per annum, compounded annually, from the Closing Date to the Second Closing Date;provided, however, (ii) and (iii) immediately above shall be excluded from the “Agreement Price calculation at such time as the Buyer fully pays to the Shareholder the amount of $45,273.00 in accordance with Section 1 of that certain Stock Purchase Agreement entered into between the Buyer and the Shareholder contemporaneously herewith. For the avoidance of doubt, gross revenues shall include, without limitation, both contingent commissions and any revenue from affinity marketing agreements.

2.          The definition of “Triggering Event” in Section 11.1 is hereby amended and restated to read in its entirety as follows:

“Triggering Event” means any of the following, whichever shall first occur:  (i) the termination of the Shareholder’s employment by the Company for any reason, including by reason of the Shareholder’s death, (ii) June 1, 2017, or (iii) the occurrence of any Transfer of any of the Additional Shares in contravention of this Agreement.

3.           Section 11.3(vi) shall be deleted in its entirety.

4.           Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Agreement.

5.          The other terms and provisions of the Agreement shall not be affected by this Amendment, and the Agreement shall continue in full force and effect as amended hereby.

6.          This Amendment may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, FedFirst Exchange Corporation has caused this Amendment No. 1 to the Stock Purchase Agreement to be executed by its duly authorized officer as of the date first written above and Richard B. Boyer has duly executed this Amendment No. 1 to the Stock Purchase Agreement as of the date first written above.

FEDFIRST EXCHANGE CORPORATION

By:	/s/ Patrick G. O’Brien

Name:	Patrick G. O’Brien

Title:	President and Chief Executive Officer

/s/ Richard B. Boyer
RICHARD B. BOYER